UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 7, 2015

EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its
charter)

INDIANA
(State of incorporation or organization)

0-23264
(Commission file number)

35‑1542018
(I.R.S. Employer
Identification No.)

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)

(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of a Listing.

On December 7, 2015, the Company received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it no longer complies with Markeplace Rule 5450(a)(1) (the “Minimum Bid Price Rule”), as the bid price of the Company’s Class A Common Stock (listed on the Nasdaq Global Select Market under the symbol “EMMS”) closed below the minimum $1.00 per share for the 30 consecutive business days preceding December 7, 2015. In accordance with Marketplace Rule 5810(c)(3)(A), the Company has 180 calendar days, or until June 6, 2016, to regain compliance with the Minimum Bid Price Rule. During the 180 day period, the Company’s Class A Common Stock will continue to trade on the Nasdaq Global Select Market.
If at any time before June 6, 2016, the bid price of the Company’s Class A Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the Minimum Bid Price Rule. If the Company does not regain compliance with the Minimum Bid Price Rule by June 7, 2016, Nasdaq will notify the Company that its Class A Common Stock will be delisted from the Nasdaq Global Select Market. Nasdaq rules would then permit the Company to appeal any delisting determination by the Nasdaq staff to a Listing Qualifications Panel.
The Company intends to actively evaluate and monitor the bid price for its Class A Common Stock between now and June 6, 2016, and consider implementation of a reverse stock split if its Class A Common Stock does not trade at a level that regains compliance.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: December 10, 2015
	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary